Exhibit T3B.125

LIMITED LIABILITY COMPANY AGREEMENT

OF DUNITE ACQUISITIONS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Dunite Acquisitions, LLC, a Delaware limited liability company (the “Company”), is made as of the 23th day of August, 2010, by TVPEAT, Inc. (“Managing Member”), the party whose signature is set forth on the signature page hereto, and the Company.

1. Formation and Filing. The Company has been formed under and pursuant to the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). Jose Mojica, as Organizer, as the designated “authorized person” of the Company within the meaning of the Act, executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (the “Secretary of State”), which execution, delivery and filing are hereby ratified and confirmed in all respects. Upon such filing, Mr. Mojica’s powers as a “authorized person” of the Company ceased, and the Managing Member became the designated “authorized person” to execute, deliver and file any amendments and/or restatements of the Certificate of Formation of the Company (including an Amended and Restated Certificate of Formation) and any other certificates (and any amendments and/or restatements thereof) permitted to be filed with the Secretary of State, and shall continue as the designated “authorized person” within the meaning of the Act. The Company also shall make such filings as are required to register to do business in each jurisdiction in which the Company elects to do business.

2. Name. The name of the Company shall be the name set forth in the heading of this Agreement, and the affairs of the Company shall be conducted under the Company name or such other name as the Managing Member may, in its discretion, select in accordance with the Act.

3. Purpose. The purpose of the Company shall be to carry on the business of making, protecting, enhancing and otherwise dealing, directly or indirectly, with investments of any type, including securities of all types, acquiring, owning, leasing, financing, operating and selling businesses and/or property, real and personal, wheresoever located, and to engage in any one or more enterprises, ventures, undertakings and business permitted under the Act. The Company shall have the power to do all acts and things necessary or useful in connection with the foregoing.

4. Principal Office. The principal office of the Company shall be located at c/o TVPX, Nine Damonmill Square, Concord, Massachusetts 01742, or at such other place within or outside the Commonwealth of Massachusetts as the Managing Member may from time to time designate.

5. Registered Office and Agent. The Managing Member shall select and designate a registered office and registered agent for the company in Delaware and in each other state in which the Company is required to maintain or appoint one.

6. Term. The term of existence of the Company commenced upon the filing of the Certificate of Formation with the Office of the Secretary of the State of Delaware and shall, subject to Section 7, continue in perpetuity.

7. Termination. The Company shall terminate prior to the time set forth in Section 6 upon the earlier of:

(a) Upon the sale or other disposition of all or substantially all of the Company’s non-cash assets and the collection of all amounts due the Company; and

(b) At the written election of the sole Member made at any time.

Upon the termination of the Company, the affairs of the Company shall be wound up and the Company shall be dissolved and terminated.

8. Capital Contributions; Capital Account. The sole Member’s initial contribution to the capital of the Company is the amount set forth opposite the sole Member’s name on the signature page hereto. A capital account shall be maintained for the Member at all times in accordance with generally accepted accounting principles, consistently applied. The sole Member shall have no legal obligation to make any additional Capital Contributions to the Company.

9. Profits and Losses. The net profit and loss of the Company shall be determined on an annual basis and distributed to the sole Member as and when the sole Member deems appropriate.

10. Management of Company. The sole Member is the Managing Member of the Company. The Managing Member shall (a) have the sole and exclusive right to manage, control and conduct the affairs of the Company and to do any and all acts on behalf of the Company; (b) make all decisions affecting the affairs of the Company; (c) have all the rights and powers permitted under the applicable provisions of the Act; and (d) cause the Company to comply in all respects with the requirements of the Act.

11. Officers and Agents. The Company shall have such officers and other authorized agents as the Managing Member shall authorize in writing from time to time.

12. Prohibitions. Without the written consent or ratification of the Managing Member, the Company shall not expend money or dispose of property other than on account and for the benefit of the Company or to pledge any of the Company’s credit or property for other than Company purposes.

13. Liability of Member. The sole Member shall not be personally liable for any debts, obligations or losses of the Company beyond the amount contributed by it to the Company under this Agreement and except as otherwise specified by the Act. The sole Member shall not be personally liable to the Company, for actions or inactions taken in good faith and reasonably believed by the sole Member to be in the best interests of the Company. The Company shall indemnify, defend and hold harmless the sole Member from and against any and all losses, expenses, costs, liabilities and suits which may be imposed on or asserted against the sole Member arising out of the performance by the sole Member of its duties in accordance with this Agreement and in the ordinary course of the Company’s business.

14. Single Member Status. The Company shall for federal and state income tax purposes be disregarded as an entity separate from its sole Member pursuant to the authority of Treasury Regulations Section 301.7701-3(b)(l)(ii) and any comparable rule or regulation under applicable state tax laws during any period of time that the Company has only one Member; provided, however, that the Company shall not be disregarded as an entity separate and distinct from its single Member for purposes of any other law or circumstance, [including state sales and use taxes].

15. Separateness. The Company is not the agent of the sole Member or any other person. The Company shall maintain its assets separate from the assets of its sole Member.

16. Applicable Law. Any matter not specifically addressed by this Agreement shall be governed by the provisions of the Act.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MEMBER: TVPEAT, INC.

By:	/s/ Tobias Kleitman
Name:	Tobias Kleitman
Title:	President

COMPANY: DUNITE ACQUISITIONS, LLC

By:	TVPEAT, INC.
Its:	Managing Member

By:	/s/ Tobias Kleitman
Name:	Tobias Kleitman
Title:	President

CAPITAL CONTRIBUTION
$100.00 U.S. Dollars